Exhibit 99.1

Cellegy’s Licensee for TostrexTM in Europe has Reported the Successful Conclusion of EU MRP Process

Huntingdon Valley, PA - April 11, 2006 - Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB) announced that ProStrakan Group plc, Cellegy’s licensee for TostrexTM in Europe, reported today “the successful conclusion of the EU Mutual Recognition Procedure (MRP) for TostrexTM.” ProStrakan indicated that the procedure was completed successfully at the “day 90” target date of April 7, 2006. Tostrex is a 2% topical testosterone gel indicated for the treatment of male hypogonadism.

ProStrakan’s announcement continued, “The first EU launch of the product was into the Swedish market in September 2005. Following the successful conclusion of the MRP process, national licenses will be issued in due course in the 19 additional countries included in the MRP submission application. Launches in these other European territories will take place through the first half of 2007.” The completion of the MRP process is an initial step in receiving marketing regulatory approval in each country. Assuming successful commercial launch, Cellegy would receive up to $5.05 million in milestone payments, along with a royalty on net sales of Tostrex. Under Cellegy’s previous agreements with PDI, Inc., PDI may be entitled to receive one-half of these payments if the amounts owed to PDI under the settlement agreement have not already been satisfied.

About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention; and, gastrointestinal disorders. Savvy® (C31G vaginal gel), a novel microbicide gel product for contraception and the reduction in transmission of HIV in women, is currently undergoing Phase 3 clinical studies in the United States and Africa.

CellegesicTM (nitroglycerin ointment), branded Rectogesic outside the United States, is approved and is being marketed in the United Kingdom by ProStrakan, for the treatment of pain associated with chronic anal fissures. A similar formulation of Rectogesic is currently being sold in Australia, New Zealand, Singapore and South Korea.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors, obtaining regulatory approval for TostrexTM in Europe. PDI and Cellegy are currently in litigation regarding agreements between the two parties entered into in 2005, and PDI may contend that it is entitled to receive all milestone payments that may be received by Cellegy as described in this press release. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission

Cellegy Pharmaceuticals, Inc.:
Richard C. Williams	Robert J. Caso
Chairman and Interim CEO	Vice President, Finance & CFO
(650) 616-2200	(215) 914-0900 Ext. 603
www.cellegy.com

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